Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2010 relating to the consolidated financial statements and consolidated financial statement schedules of Weingarten Realty Investors (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph  relating to the adoption of two new accounting principles in 2009), and the effectiveness of Weingarten Realty Investors’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Houston, Texas
May 6, 2010